                                                                    Exhibit 10.2

                         CAPITAL CONTRIBUTION AGREEMENT

         THIS CAPITAL CONTRIBUTION AGREEMENT (this "Agreement"), dated as of August ___, 2001, is entered into by and between COLUMBIA PROPANE, L.P., a Delaware limited partnership (the "Partnership"), and AMERIGAS PROPANE, L.P., a Delaware limited partnership (the "Buyer"), and is acknowledged and agreed to by CP Holdings, Inc., a Delaware corporation, as the managing general partner of the Partnership (the "General Partner").


                                 R E C I T A L S

         WHEREAS, the Buyer, the Partnership and the General Partner have entered into an Amended and Restated Purchase Agreement, dated as of August 7, 2001, by and among Columbia Energy Group, Columbia Propane Corporation ("CPC"), a Delaware corporation and the owner of approximately 99% of the outstanding limited partnership interests of the Partnership (the "CPC Limited Partnership Interest"), the Partnership, CPH, the Buyer, AmeriGas Partners, L.P. and AmeriGas Propane, Inc. (the "Purchase Agreement"), pursuant to which the Buyer proposes to acquire, among other things, the CPC Limited Partnership Interest;

         WHEREAS, the Buyer, as a proposed successor in interest to CPC, desires to be admitted to the Partnership as a Class A Limited Partner, in accordance with Section 10.2 of the Amended and Restated Partnership Agreement of the Partnership, dated July 19, 1999 (the "Partnership Agreement");

         WHEREAS, pursuant to Sections 1.1(f) and (i) of the Purchase Agreement, the Buyer has agreed to enter into this Agreement and to make, immediately following the acquisition of the CPC Partnership Interest, a capital contribution to the Partnership on the Closing Date (as defined in the Purchase Agreement) in the amount specified and as further described herein;

         WHEREAS, the purpose of such capital contribution is to improve the financial condition, results of operations and cash flow of the Partnership; and

         WHEREAS, the General Partner is willing to consent, pursuant to Section
10.2 of the Partnership Agreement, to the admission of the Buyer as a Class A Limited Partner and to consent, pursuant to Section 5.3 of the Partnership Agreement, to the making of such additional capital contribution, in each case subject to the terms and conditions set forth herein;

                               W I T N E S S E T H

         NOW, THEREFORE, in consideration of the premises and the respective covenants and other agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

         1. Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Partnership Agreement.

         2. Admission of Buyer as Class A Limited Partner. Upon the consummation of the transfer of the CPC Partnership Interest pursuant to Section 1.1(h) of the Purchase Agreement, the Buyer hereby accepts and agrees to be bound, as a Class A Limited Partner, by all of the terms and conditions of the Partnership Agreement, and the General Partner hereby consents to the admission of the Buyer as a Class A Limited Partner.

         3. Agreement to Make Capital Contribution. Following the consummation of the transfer of the CPC Partnership Interest pursuant to Section 1.1(h) of the Purchase Agreement, the Buyer agrees to make a contribution (the "Capital Contribution") of the Buyer Contributed Businesses (as defined in Schedule I hereto), which include the Buyer Contributed Assets (as defined in Schedule I hereto) and the related CPLP Assumed Liabilities (as defined in Schedule I hereto), to the Partnership in exchange for an increased percentage interest in the Partnership, based on the Net Agreed Value of the Buyer Contributed Assets, as set forth in Section 4 of this Agreement. The Partnership agrees to accept the Buyer Contributed Assets and to assume the related CPLP Assumed Liabilities, subject to the terms and conditions set forth in Section 4 of this Agreement. Such Capital Contribution shall be made at the time set forth in Section 1.1(i) of the Purchase Agreement (the "Contribution Effective Time").

         4. Valuation of the Buyer Contributed Businesses. The Buyer and the General Partner agree that the Net Agreed Value of the Buyer Contributed Businesses shall be $280,493,129, an amount equal to (i) the aggregate amount of district office earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Buyer Contributed Businesses for the 12-month period ended December 31, 2000, (ii) less the PPX (pre-filled propane exchange) expenses attributable to the Buyer Contributed Businesses and less (iii) 10% of the net book value as of December 31, 2000 of any land, buildings, or bulk storage tanks included in the Buyer Excluded Assets (as defined in Schedule I hereto), times a multiple of 7, subject to the satisfaction of the following terms and conditions at or prior to the Contribution Effective Time:

         (a) The Buyer shall have furnished the General Partner with an opinion of Valuation Research Corporation, an independent valuation firm (the "Valuation Firm"), substantially in the form of Schedule II to this Agreement (the "Valuation Opinion"); and

         (b) Arthur Andersen LLP shall have delivered to the General Partner a letter confirming that it has conducted the agreed-upon due diligence procedures set forth in Schedule III to this Agreement, as requested by the General Partner (the "Agreed-Upon Procedures Letter"), and the Agreed-Upon Procedures Letter shall not have identified any material inaccuracies in the Buyer Information (as defined below) or any material inadequacies in the accounting controls used in generating the Buyer Information.

         5. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the General Partner that (i) the aggregate amount of district office EBITDA of the Buyer Contributed Businesses for the 12-month period ended December 31, 2000 is at least $44,564,302, and (ii) the net book value of any land, buildings, or bulk storage tanks included in the Buyer Excluded Assets as of December 31, 2000 is at least $22 million, in each case as determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Buyer further represents and warrants that the financial and operational information provided to Arthur Andersen LLP, as the representative of the General Partner, in connection with the

Agreed-Upon Procedures Letter (the "Buyer Information") is, in the aggregate, materially accurate and complete and that all financial information included in the Buyer Information has been prepared in accordance with GAAP, consistently applied over the periods indicated, and fairly present, in all material respects, in relation to the consolidated financial statements of AmeriGas Partners, L.P. and its subsidiaries taken as a whole, the selected financial results of the Buyer Contributed Businesses for the periods indicated. The Buyer further represents and warrants that there are no material undisclosed contingent liabilities associated with the Buyer Contributed Businesses that are required to be accrued or disclosed in accordance with GAAP.

         6. Adjustment of Percentage Interests of the Buyer, the General Partner and the Special Limited Partner. Upon the consummation of the Buyer's acquisition of the CPC Limited Partnership Interest and the capital contribution of the Buyer Contributed Businesses contemplated by Section 4 of this Agreement, the Percentage Interests of the Buyer, the General Partner and the Special Limited Partner shall be adjusted in accordance with the terms of the Partnership Agreement and shall be as set forth in Schedule IV to this Agreement. If it is subsequently determined that the fair market value of the Buyer Contributed Businesses is less than the Net Agreed Value ascribed thereto pursuant to Section 4 of this Agreement, then the parties hereto agree that, as their sole remedy, the General Partner shall adjust the Percentage Interests of the Buyer, the General Partner and the Special Limited Partner to reflect such corrected fair market value, in accordance with the terms and conditions of the Partnership Agreement, with retroactive effect to the Contribution Effective Time, and the Buyer shall make such payments to the General Partner and the Special Limited Partner to compensate the General Partner and the Special Limited Partner for the incremental amount of any allocations or distributions to which the General Partner and the Special Limited Partner would have been entitled from the Contribution Effective Time to the date of such adjustment, based on their adjusted Percentage Interests, together with simple interest thereon at the rate of 6% per annum, as shall be necessary to account fully for such interim allocations or distributions.

         7. Further Assurances. The parties hereto shall, from time to time after the Closing Date, at the request of the other party and without further compensation, execute, acknowledge and deliver to the other party all such other bills of sale, assignments, transfers, conveyances and other documents as may reasonably be required to more effectively assign, transfer and convey the assets being contributed hereunder to the Partnership. If requested by the Partnership, the Buyer shall cooperate in the prosecution or enforcement of any claims, rights or benefits that are transferred to the Partnership under this Agreement but that require prosecution or enforcement by the Partnership and in the defense of any claim made against the Partnership as a result of the liabilities transferred to the Partnership under this Agreement.

         8. Additional Contributions by the Buyer. The Buyer shall make additional contributions of cash to the Partnership, from time to time, to the extent necessary to pay any liability that the Partnership assumes in connection with any contribution by the Buyer of assets to the Partnership by reason hereof and that is not paid by the Partnership. To the extent the Buyer makes any such contribution, it shall be subrogated to the rights of the holder of such liability against the Partnership. For purposes of the preceding sentence, a liability shall be deemed to be assumed by the Partnership if the instrument pursuant to which the liability was assumed states that the liability is being assumed by the Partnership and such instrument is this Agreement or makes reference to this Agreement.

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
         9. Third-Party Beneficiaries. Except for the Seller, who shall be an express third party beneficiary to the representations of the Buyer set forth in
Section 5 of this Agreement, nothing in this Agreement shall confer any rights upon any other person or entity that is not a party or a successor or assignee of a party to this Agreement.

         10. Discharge of Obligations; Future Capital Contributions Permitted. Upon the Buyer's contribution of the Buyer Contributed Business, the Buyer shall have discharged its obligations under Sections 1.1(f) and 1.1(i) of the Purchase Agreement. This Agreement shall in no way limit the right of the parties to make capital contributions in cash or property to the Partnership at any time after the Closing Date, in addition to the capital contribution provided for in this Agreement, subject to the terms and conditions of the Partnership Agreement.

         11. Governing Law. The provisions of this Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws principles.





             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.



                                            COLUMBIA PROPANE, L.P.

                                            By:      CP Holdings, Inc.
                                            Its:     Managing General Partner


                                            By:
                                               --------------------------------
                                               Name:
                                               Title:



                                            AMERIGAS PROPANE, L.P.

                                            By:      AmeriGas Propane, Inc.
                                            Its:     General Partner


                                            By:
                                               --------------------------------
                                               Name:
                                               Title:


ACKNOWLEDGED AND AGREED TO:

CP HOLDINGS, INC.,
  as the Managing General Partner of
  Columbia Propane, L.P.



By:
   --------------------------------
   Name:
   Title:

                                   SCHEDULE I

                          BUYER CONTRIBUTED BUSINESSES


1. Buyer Contributed Assets: The "Buyer Contributed Assets" consist of, except for the Buyer Excluded Assets (as defined below), all of the right, title and interest of the Buyer in and to the assets, personal properties, rights, causes of action and other claims of every kind and description, wherever situated, tangible or intangible, owned by the Buyer or used by it as of the Closing Date (as defined in the Purchase Agreement) in conducting the Buyer's existing propane distribution operations, but only to the extent such operations are conducted out of the Buyer Contributed Locations (as defined below) (collectively, the "Buyer Contributed Businesses"), including all of the following:

         a. the accounts receivable of the Buyer relating to the Buyer Contributed Businesses as of the Closing Date; all inventory and merchandise (including propane, appliances, tanks and cylinders, appliances, parts and fittings), wherever located, held by the Buyer Contributed Businesses for sale to the public; all propane tanks and cylinders, wherever located, owned by the Buyer and used or useful in connection with the Buyer Contributed Businesses; all tools, fittings, dispensers and tubings (including the Buyer's stock of tools, fittings, dispensers and tubings on the vehicles included in the Buyer Contributed Assets); all machinery and equipment (including plant and office equipment, computer hardware and software and communications equipment); all motor vehicles, spare parts, furniture, furnishings, and other personal property used in the ordinary course to operate the Buyer Contributed Businesses; and all cash and bank accounts relating to the Buyer Contributed Businesses;

         b. the business and operations of the Buyer Contributed Businesses as a going concern and all of the goodwill of the Buyer (as defined in the Purchase Agreement) related to the Buyer Contributed Businesses, including all customer and supplier lists, all business records, all sales, marketing and other records, and all files and correspondence, in whatever form, relating to the Buyer Contributed Businesses;

         c. all rights of the Buyer under all written or oral contracts, agreements, leases, subleases and other leasehold interests and interests in real property, plans, instruments or other documents, commitments, arrangements, undertakings, practices or authorizations that are or may be binding on any person, including the customer deposits relating thereto, that are being assigned to CPLP, but solely to the extent related to the Buyer Contributed Businesses and excluding any rights, duties or obligations of the Buyer under or pursuant to the Purchase Agreement or the other documents executed in connection with the Transactions (as defined in the Purchase Agreement) (the "Buyer Assigned Contracts"), and all assignable rights of the Buyer under all licenses, franchises, permits, consents, approvals, waivers and other authorizations, governmental or otherwise that are being assigned to CPLP, but solely to the extent related to the Buyer Contributed Businesses, and excluding any rights, duties or obligations of the Buyer under or pursuant to the Purchase Agreement or the other documents executed in connection with the Transactions (the "Buyer Assigned Licenses");

         d. all rights of the Buyer relating to the CPLP Assumed Liabilities (as defined below), but excluding any rights, duties or obligations of the Buyer under or pursuant to the Purchase Agreement or the other documents executed in connection with the Transactions;

         e. all rights of the Buyer under express or implied warranties from vendors relating to the Buyer Contributed Assets;

         f. all designs, models, manuals, drawings, instructions, specifications and directions for all of the Buyer Contributed Assets, and all records relating to the Buyer Assigned Contracts and the Buyer Assigned Licenses; and

         g. the right to insurance proceeds related to the insurance policies that are Buyer Assigned Contracts and that are related to the Buyer Contributed Businesses.

2. Buyer Excluded Assets. Notwithstanding anything to the contrary set forth above, nothing in this Schedule I shall be construed as conferring on CPLP, and CPLP is not acquiring in connection with the transactions described herein, any right, title or interest in or to any land, buildings, or bulk storage tanks used at the Buyer Contributed Locations (or the peripheral equipment attached thereto), or any rights, duties or obligations of the Buyer under or pursuant to the Purchase Agreement or the other documents or instruments executed in connection with the Transactions, including any defenses, counter-claims, set-off rights, limitation, or such related rights (collectively, the "Buyer Excluded Assets").

3. CPLP Assumed Liabilities. Any and all liabilities associated with the Buyer Contributed Assets, the Buyer Assigned Contracts and the Buyer Assigned Licenses, including all accrued liabilities and trade payables incurred by the Buyer Contributed Businesses in the ordinary course of business in accordance with past practices, but excluding any liabilities for funded indebtedness of the Buyer (collectively, the "CPLP Assumed Liabilities").

4. Buyer Contributed Locations. The Buyer Contributed Locations consist of the following locations (collectively, the "Buyer Contributed Locations"):


                     5558                    Middleboro, MA
                     5560                    Londonderry, NH
                     5570                    Saranac Lake, NY
                     5574                    Barre, VT
                     5576                    Gonic, NH
                     5586                    Rutland, VT
                     5611                    South Burlington, VT
                     5997                    Laconia, NH
                     7560                    Lyndonville, VT
                     5105                    Vineyard Haven, MA
                     5321                    Topsfield, MA
                     5332                    Westfield, MA
                     5559                    Hyannis, MA
                     5566                    Cobleskill, NY

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

                     5572                    Ticonderoga, NY
                     5577                    Lancaster, NH
                     5585                    Plattsburgh, NY
                     5593                    Morrisville, VT
                     5594                    Newport, VT
                     5595                    North Conway, NH
                     5598                    Catskill, NY
                     5600                    Claremont, NH
                     5602                    Waitsfield, VT
                     5604                    St Johnsville, NY
                     5753                    Shokan, NY
                     7569                    Sheldon, VT
                     9333                    Alder Creek, NY
                     9335                    Schuylerville, NY
                     9350                    Sidney, NY
                     1720                    Jacksonville, FL
                     1723                    Fernandina Beach, FL
                     5124                    Inverness, FL
                     7285                    Ocala, FL
                     7325                    Leesburg, FL
                     9805                    St Augustine, FL
                     1510                    Plant City, FL
                     5055                    Tavernier, FL
                     5115                    Pensacola, FL
                     5131                    Metter, GA
                     5336                    Brooksville, FL
                     5711                    Waycross, GA
                     7290                    Citra, FL
                     7320                    Land-O-Lakes, FL
                     2050                    Greene County, MO
                     5226                    Taos, NM
                     5240                    Gallup, NM
                     5301                    Mountain Home, AR
                     1020                    Albuquerque, NM
                     1420                    Dyersburg, TN
                     2240                    Robertsdale, AL
                     2250                    Mobile, AL
                     4444                    Fulton, KY
                     5048                    Boone County, AR
                     5119                    North Little Rock, AR
                     5303                    Salem, AR
                     5311                    Bossier City, LA
                     7245                    Wewahitchka, FL
                     7260                    Blountstown, FL
                     7265                    Panama City, FL
                     7270                    Defuniak Springs, FL

                     7273                    Marianna, FL
                     7275                    Chipley, FL
                     9780                    Malone, FL
                     1245                    Cadillac, MI
                     1590                    Collinsville, IL
                     4000                    Lansing, MI
                     5024                    Coldwater, MI
                     5338                    Wayland, MI
                     5374                    Kalamazoo, MI
                     5433                    Davenport, IA
                     5542                    Waterman, IL
                     5679                    Traverse City, MI
                     1201                    Kendallville, IN
                     1250                    Alma, MI
                     1260                    Capac, MI
                     1280                    Parma, MI
                     5025                    Three Rivers, MI
                     5248                    Belding, MI
                     5249                    Lake Odessa, MI
                     5254                    Hartford, MI
                     5256                    Harrison, MI
                     5260                    Holland, MI
                     5261                    Atlanta, MI
                     5262                    Alpena, MI
                     5273                    Salem, IL
                     5286                    Gagetown, MI
                     5295                    Sterling Heights, MI
                     5299                    Waterford, MI
                     5320                    Saginaw, MI
                     5341                    Grand Rapids, MI
                     5360                    Mio, MI
                     5393                    South Bend, IN
                     5420                    Burton, MI
                     5484                    Goshen, IN
                     5490                    Rock Falls, IL
                     5498                    Howell, MI
                     5510                    Danville, IL
                     5517                    Hale, MI
                     5671                    Ludington, MI
                     0560                    Montrose, CO
                     0570                    Gunnison, CO
                     0613                    Grand Junction, CO
                     1170                    Craig, CO
                     1190                    Alamosa, CO
                     3900                    Rogers, MN
                     3901                    Brainerd, MN

                     5463                    Villa Ridge, MO
                     5480                    Wisconsin Rapids, WI
                     1550                    Waterloo, IL
                     1850                    Green Bay, WI
                     5033                    Flint Hill, MO
                     5247                    Orfordville, WI
                     5264                    Franksville, WI
                     5275                    Noble, IL
                     5277                    Eldorado, IL
                     5346                    Allenton, WI
                     5347                    Baraboo, WI
                     5350                    Iola,WI
                     5363                    Dodgeville,WI
                     5365                    Madison, WI
                     5471                    Eagle River, WI
                     5550                    Milwaukee, WI
                     5552                    Beaver Dam, WI
                     5657                    Dove Creek, CO
                     0130                    San Jose, CA
                     0135                    Concord, CA
                     0210                    Santa Cruz, CA
                     0260                    Sacramento, CA
                     0261                    Modesto, CA
                     1040                    Jackson, CA
                     1156                    Angels Camp, CA
                     5162                    Hanford, CA

                                   SCHEDULE II

                                   (attached)

                                  SCHEDULE III

                                   (attached)



                                       1